Exhibit 99.1


Wednesday May 22, 8:32 am Eastern Time

Press Release

SOURCE: Activision, Inc.

Activision Announces Acquisition of Z-Axis

Leading Action Sports Console Developer Further Strengthens Activision's Market Position

SANTA MONICA, Calif., May 22 /PRNewswire-FirstCall/ -- Activision, Inc. (Nasdaq:
ATVI - News) today announced that it has acquired Z-Axis Ltd., the award-winning creative studio behind the million-unit selling franchise Dave Mirra Freestyle BMX.

The acquisition further enhances Activision's action sports console development capabilities and strengthens the company's leadership position in the action sports genre. The transaction, which marks the company's fourth acquisition in seven months, underscores Activision's commitment to acquiring proven development talent.

"We are thrilled to welcome Z-Axis and its talented staff to Activision," states Larry Goldberg, executive vice president of Activision Worldwide Studios. "For the past eight years, Z-Axis has consistently delivered top-quality games for the console platforms. This alliance, combined with our recent acquisitions of Treyarch, Grey Matter Interactive and Shaba Games, firmly places Activision on the leading edge of content creation with unparalleled internal development capabilities. Our depth of production talent, combined with our leading brands, will allow Activision to take full advantage of the market opportunities ahead over the next few years."

"As a lifelong gamer, I've bought more games from Activision than any other publisher," states David Luntz, President and CEO of Z-Axis. "Now that my admiration for Activision has been transformed into this extraordinary partnership, I've never been more excited to be part of this dynamic industry. The best work from the creative teams at Z-Axis is yet to come."

Under the terms of the agreement, Z-Axis has become a wholly owned subsidiary of Activision. Activision has agreed to pay Z-Axis' equity holders $20.5 million in cash and Activision common stock. Up to 93,446 additional shares of Activision common stock also may be issued to the company's equity holders over the course of several years, depending on the satisfaction of certain performance requirements and other criteria.

As part of the transaction, the Z-Axis management team and key employees have signed long-term employment contracts with Activision. Activision does not expect this transaction to affect its previously announced revenue and earnings per share guidance for the fiscal year ending March 31, 2003 or for fiscal year 2004.

Z-Axis is currently developing Dave Mirra Freestyle BMX 3 and the upcoming Aggressive Inline. The company's previous games include Dave Mirra Freestyle BMX 2, Dave Mirra Freestyle BMX: Maximum Remix, Dave Mirra Freestyle BMX and
Thrasher: Skate and Destroy.

Founded in 1994 by David Luntz, Z-Axis Ltd. is headquartered in Hayward, CA and currently maintains two development teams. The company has proprietary technology that can be used to create compelling interactive entertainment experiences across multiple console platforms. More information regarding Z-Axis can be found on the company's Web site http://www.z-axis.com/ .

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $786 million for the fiscal year ended March 31, 2002.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at http://www.activision.com/ .

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward- looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

SOURCE: Activision, Inc.